Exhibit 99.1

REGENT REPORTS FIRST QUARTER 2005 RESULTS

- Net Broadcast Revenues and Net Income Up 7% and 21%, Respectively -

Cincinnati, OH, May 5, 2005 – Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended March 31, 2005.

For the first quarter of 2005, net broadcast revenues increased 7.1% to $18.6 million from $17.4 million reported for the first quarter of 2004. Net income for the first quarter of 2005 increased 21.0% to $386,000, or $0.01 per share, compared with reported net income of $319,000, or $0.01 per share, in the same period last year. Below is the Company’s consolidated statement of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2005	2004
Net broadcast revenues	$18,621	$17,394
Station operating expenses	13,717	12,973
Corporate general and administrative expenses	2,016	1,863
Depreciation and amortization	1,397	1,049
(Gain) loss on sale of long-lived assets	(6)	5

Operating income	1,497	1,504
Interest expense	(1,055)	(737)
Other income (expense), net	1	(40)

Income from continuing operations before income taxes	443	727
Income tax expense	(53)	(283)

Income from continuing operations	390	444
Loss on discontinuted operations, net of income tax benefit	(4)	(125)

Net income	$386	$319

BASIC AND DILUTED NET INCOME PER COMMON SHARE:
Income from continuing operations	$0.01	$0.01
Loss from discontinued operations	0.00	0.00

Basic and diluted net income per common share	$0.01	$0.01

Weighted average number of common shares used in determining diluted net income per share	45,247	47,260

Regent Communications — Page 2

Terry Jacobs, Chairman and CEO of Regent, commented, “The first quarter improved steadily throughout the period. We delivered 5.4% same-station revenue growth, which significantly outpaced the 2% radio industry advertising growth in the first quarter. Our impressive growth reflects our success in operating market-leading stations, driven by our product performance and community involvement. We offer compelling programming that reflects the local tastes and interests of the individual communities we serve. This local connection is unique to radio, and is especially strong in the middle and small-sized markets. Our financial performance reflects our success in translating our market leadership into results for advertisers, while prudently managing our costs. We are a fundamentally healthy company that continues to create stockholder value.”

Non-GAAP Financial Measures

Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenues and same station operating income, proforma net broadcast revenues and proforma station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station Operating Income

First quarter 2005 station operating income increased 10.9% to $4.9 million from $4.4 million reported in the first quarter of 2004. The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended
Station Operating Income	March 31,
	2005	2004

Operating income	$1,497	$1,504

Plus:
Depreciation and amortization	1,397	1,049
Corporate general and administrative expenses	2,016	1,863
Loss on sale of long-lived assets	—	5

Less:
Gain on sale of long-lived assets	6	—

Station operating income	$4,904	$4,421

Regent Communications — Page 3

Same Station Results

On a same station basis, which includes results from stations operated during the entire first quarter for both the 2005 and 2004 periods and excludes barter, net broadcast revenue for the first quarter of 2005 increased 5.4% to $16.2 million compared to $15.4 million for the first quarter of 2004. Station operating income increased 12.3% to $4.5 million in the first quarter of 2005 compared to $4.0 million in the first quarter of 2004. The Company believes that a same station presentation is important to investors as it provides for a measure of performance of radio stations that were owned and operated by Regent in the first quarter of 2004 as well as the current year and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income, which the Company believes are the most directly comparable GAAP financial measures, to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
Same Station Net Broadcast Revenue	March 31,
	2005	2004

Net broadcast revenue	$18,621	$17,394

Less:
Net results of stations not included in same station category	1,695	1,224
Barter transactions	708	783

Same station net broadcast revenue	$16,218	$15,387

	Three Months Ended
Same Station Operating Income	March 31,
	2005	2004

Operating income	$1,497	$1,504

Plus:
Depreciation and amortization	1,397	1,049
Corporate general and administrative expenses	2,016	1,863
Loss on sale of long-lived assets	—	5

Less:
Gain on sale of long-lived assets	6	—

Station operating income	$4,904	$4,421

Adjustments:
Net results of stations not included in same station category	(365)	(415)
Barter transactions	(85)	(41)

Same station operating income	$4,454	$3,965

Regent Communications — Page 4

Proforma Results

On a proforma basis, which includes results of stations acquired by Regent subsequent to January 1, 2004, net broadcast revenue increased 3.8% to $18.6 million in the first quarter of 2005 compared to $17.9 million in the first quarter of 2004. Station operating income increased 8.0% to $4.9 million compared to $4.5 million in the first quarter of 2004. The Company believes that proforma presentation is useful to investors as it provides for a comparison of results as if the Company had made the acquisitions and dispositions at the beginning of 2004. The following tables reconcile net broadcast revenue and operating income, which the Company believes are the most directly comparable GAAP financial measures, to proforma net broadcast revenue and proforma station operating income (in thousands):

	Three Months Ended
Proforma Net Broadcast Revenue	March 31,
	2005	2004

Net broadcast revenue	$18,621	$17,394

Plus:
Prior owner results of stations acquired	—	538

Proforma net broadcast revenue	$18,621	$17,932

	Three Months Ended
Proforma Station Operating Income	March 31,
	2005	2004

Operating income	$1,497	$1,504

Plus:
Depreciation and amortization	1,397	1,049
Corporate general and administrative expenses	2,016	1,863
Loss on sale of long-lived assets	—	5

Less:
Gain on sale of long-lived assets	6	—

Station operating income	$4,904	$4,421

Plus:
Prior owner results of stations acquired	—	120

Proforma station operating income	$4,904	$4,541

Regent Communications — Page 5

Free Cash Flow

For the first quarter of 2005, free cash flow increased 2.0% to $1.6 million compared to the first quarter of 2004. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2005	2004

Net Income	$386	$319

Add:
Depreciation and amortization (1)	1,397	1,148
Non-cash interest expense	104	102
Non-cash taxes	49	188
Other non-cash items, net (2)	113	245

Less: Maintenance capital expenditures	434	418

Free cash flow	$1,615	$1,584

     1) Includes depreciation and amortization for discontinued operations.

     2) Includes non-cash compensation, barter and non-cash loss on sale of stations.

The Company believes the most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2005	2004

Net cash provided by operating activities	$3,310	$3,927

Less:
Maintenance capital expenditures	434	418
Changes in operating assets and liabilities	1,099	1,732
Other	162	193

Free cash flow	$1,615	$1,584

Regent Communications — Page 6

Selected Financial Data

The Company’s cash balance and consolidated debt balance at March 31, 2005 were $1.7 million and $74.7 million, respectively. Maintenance capital expenditures and total capital expenditures were $434,000 and $945,000, respectively, for the first quarter of 2005.

Discontinued Operations

The Company has followed the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” related to its 2004 disposals of the Duluth, Erie and Lancaster markets. For the three-month period ended March 31, 2005, $8,000 of pre-tax operating loss related to the disposal of the Lancaster market reclassified to discontinued operations. For the three-month period ended March 31, 2004, approximately $432,000 of net revenue and approximately $154,000 of pre-tax operating loss were reclassified to discontinued operations.

Outlook

Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.

Regent expects second quarter 2005 reported net broadcast revenues and station operating income of $23.0 to $23.3 million and $8.0 to $8.2 million, respectively. Regent expects earnings per share to be approximately $0.05 for the second quarter of 2005.

	Three Months Ending
	June 30, 2005
Station Operating Income	Guidance Range
	Lower	Upper

	(in millions)
Operating income	$4.7	$4.9
Plus:
Depreciation and amortization	1.4	1.4
Corporate general and administrative expenses	1.9	1.9

Station operating income	$8.0	$8.2

The Company expects 3%-5% same station net broadcast revenue growth for the second quarter of 2005 over the second quarter of 2004. The Company believes that forward-looking same station net broadcast revenue and station operating income disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various sized companies against industry standards.

Commenting on the Company’s outlook, Terry Jacobs said, “We are on pace to deliver a solid second quarter. Once again, we expect to outperform the radio industry and are well positioned for the second half of the year. Our mix of start-up, developing and mature properties

Regent Communications — Page 7

should enable us to deliver solid revenue, cash flow and earnings growth. We have a very strong balance sheet with the capacity to take advantage of acquisition opportunities that will enhance our long-term growth. Overall, we are off to a good start this year and look forward to a healthy 2005 and beyond.”

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Regent Communications will host a teleconference to discuss today’s results. The teleconference is on Thursday, May 5th at 9:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 706-634-0496 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its normal time, there will be a replay available through Thursday, May 12, 2005, which can be accessed by dialing 800-642-1687 (U.S) or 706-645-9291 (Int’l), passcode 5074478. The webcast will also be archived on the Company’s website for 30 days.

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that may include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:

Terry Jacobs	John Buckley/Jonathon Lesko
Chairman and CEO	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
513-651-1190	buckley@braincomm.com
lesko@braincomm.com

Tony Vasconcellos Senior Vice President and Chief Financial Officer Regent Communications, Inc. 513-651-1190